CITY NATIONAL ROCHDALE FUNDS

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT is made and effective as of the 27th day of August, 2015, by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as such Appendix may be amended from time to time (each series hereinafter referred to individually as a “Fund” and collectively as the “Funds”) and City National Rochdale, LLC (hereinafter called the “Adviser”), a limited liability company organized under laws of the State of Delaware.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered with the Securities and Exchange Commission; and

WHEREAS, the Trust, on behalf of the City National Rochdale Government Money Market Fund, City National Rochdale Prime Money Market Fund, City National Rochdale California Tax-Exempt Money Market Fund, City National Rochdale Government Bond Fund, City National Rochdale Corporate Bond Fund, City National Rochdale California Tax-Exempt Bond Fund, City National Rochdale Municipal High Income Fund, City National Rochdale High Yield Bond Fund, City National Rochdale Multi-Asset Fund and City National Rochdale U.S. Core Equity Fund, has previously entered into an Investment Management Agreement with City National Bank, dated as of April 1, 1999, as amended (the “Legacy CNI Agreement”); and

WHEREAS, City National Bank and City National Asset Management, Inc. have previously entered into an Assumption Agreement dated as of May 21, 2001, pursuant to which City National Bank transferred all of its rights and delegated all of its obligations under the Legacy CNI Agreement to City National Asset Management, Inc., and City National Asset Management, Inc. assumed and agreed to perform the obligations and liabilities of City National Bank pursuant to the Legacy CNI Agreement; and

WHEREAS, the Trust, on behalf of the City National Rochdale Limited Maturity Fund and City National Rochdale Socially Responsible Equity Fund, has previously entered into an Investment Management Agreement with CCM Advisors, LLC, dated as of October 1, 2005, as amended (the “Legacy CCMA Agreement”); and

 WHEREAS, effective as of January 1, 2011, CCM Advisors, LLC and its affiliates entered into a number of simultaneous transactions, as set forth in the Consent to Assignment and Assumption between the Trust and CCM Advisors LLC dated December 21, 2010, which transactions resulted in the assignment of all of CCM Advisors LLC’s rights and the delegation of all of its obligations under the Legacy CCMA Agreement to City National Asset Management, Inc.; and

WHEREAS, the Trust, on behalf of the City National Rochdale Dividend & Income Fund, City National Rochdale Intermediate Fixed Income Fund, City National Rochdale Fixed Income Opportunities Fund, and City National Rochdale Emerging Markets Fund, has previously entered into an Investment Management Agreement with Rochdale Investment Management LLC, dated as of March 28, 2013, as amended (the “Legacy Rochdale Agreement”); and

WHEREAS, effective September 10, 2013, City National Asset Management, Inc. reorganized into Rochdale Investment Management LLC, which changed its name to City National Rochdale, LLC; and

WHEREAS, the parties to this Agreement agree that this Agreement will replace and supersede each of the Legacy CNI Agreement and the Legacy CCMA Agreement, each of which is hereby terminated, and that the Legacy Rochdale Agreement is amended and restated in its entirety as follows:

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    Appointment of Adviser.  The Trust hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and management services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.  Consistent with the 1940 Act and subject to prior approval of the Board of Trustees, the Adviser may retain one or more investment management organizations (“Sub-advisers”) to make specific investment decisions and to execute all portfolio transactions with respect to all or a portion of the assets of a particular Fund.  The Adviser may allocate portions of a Fund’s assets among such Sub-adviser(s).  The Adviser shall monitor the performance of such Sub-adviser(s) and shall have the authority to allocate and reallocate assets among Sub-advisers of Funds with multiple Sub-advisers and to recommend the employment or termination of a particular Sub-adviser, as Adviser may deem advisable.  The investment advisory fee payable to any Sub-adviser retained by the Adviser under this paragraph 1 shall be paid by the Adviser and not the Trust.

2.    Duties of Adviser.

(a)  The Adviser shall act as investment manager to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust, By-Laws, Prospectus, and Statement of Additional Information, and such other limitations as the Trustees may impose from time to time in writing to the Adviser.  Without limiting the generality of the foregoing, the Adviser shall:  (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) retain, recommend employment and termination of, and monitor the performance of any Sub-advisers pursuant to Section 1 of this Agreement, subject to the ultimate supervision and oversight of the Trust’s Board of Trustees; (iii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iv) upon request of the Board of Trustees, provide persons satisfactory to the Trust’s Board of  Trustees to act as officers of the Trust, but not including personnel to provide administrative services to the Funds; and (v) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

(b) With respect to those Funds and portions of Funds not managed by a Sub-adviser, the Adviser shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Adviser. In placing each Fund’s securities trades, it is recognized that the Adviser will give primary consideration to securing the most favorable price and efficient execution, in a reasonable effort to ensure that each Fund’s total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party.

It is also understood that it is desirable for the Funds that the Adviser have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust’s Board of Trustees from time to time and consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (as interpreted by the SEC and its staff). It is understood by both parties that the Adviser may select broker-dealers for the execution of the Funds’ portfolio transactions that provide research and analysis which the Adviser may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Adviser in connection with its services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable under the circumstances and consistent with its fiduciary obligations to the Funds and to such other clients.

3.  Best Efforts and Judgment.  The Adviser shall use its best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

4.  Independent Contractor.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

5.  Adviser’s Personnel.  The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be reasonably necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Trust’s Board of Trustees may desire and reasonably request.

6.  Reports by Funds to Adviser.  Each Fund will furnish (or cause to be furnished) to the Adviser detailed statements of its investments and assets as the Adviser may reasonably request, and information as to its investment objective or objectives and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to its investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

7.  Expenses.

(a)  With respect to the operation of each Fund, the Adviser is responsible for (i) the compensation of any of the Trust’s Trustees, officers, and employees who are affiliates of the Adviser (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below) and (ii) providing office space and equipment reasonably necessary for the operation of the Funds.

(b)  Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in paragraphs 1 and subparagraph 7(a) above, including but not limited to:  fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the case, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund’s shareholders and the Trust’s Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust’s Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds (including, without limitation, fund accounting and administration agents), if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)  To the extent the Adviser incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which a Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from such Fund to the extent of the Adviser’s actual costs for providing such services.

8.  Investment Advisory and Management Fee.

  (a)  Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to this Agreement, a management fee as set forth in the Fee Schedule attached hereto as Appendix B, as may be amended in writing from time to time by the Trust and the Adviser, subject to the requirements of the 1940 Act.

(b)  The management fee shall be accrued daily by each Fund and paid to the Adviser monthly.

(c)  The initial fee under this Agreement shall be payable monthly following the effective date of this Agreement and shall be prorated as set forth below.  If this Agreement is terminated prior to the end of a month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)  The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily.  Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the appropriate Fund to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law and only if such reimbursements by a Fund (i) are requested by the Adviser, (ii) are approved by the Trust’s Board of Trustees, and (iii) can be achieved within a Fund’s then current expense limits, if any, for that succeeding first, second, or third fiscal year as the case may be; provided that such reimbursements shall only be paid after a Fund’s current expenses of the fiscal year have been paid and if such reimbursements do not require the Adviser to waive or reduce its fees hereunder or to pay current Fund expenses.

(e)  The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

9.  Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

10.  Fund Share Activities of Adviser’s Officers and Employees.  The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Funds.  This prohibition shall not prevent the purchase of such shares by any of the officers or bona fide employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

11.  Conflicts with Trust’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

12.  Adviser’s Liabilities.

(a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset or instrument by the Funds.

(b)  Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, members, directors, managers, trustees, officers and employees of the other party (any such person, an ‘Indemnified Party’) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

 (c)  No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

(d)  The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials), except for information provided by the administrator of the Trust or another third party for inclusion therein.

(e)  The Adviser shall be liable to each Fund for any loss (including brokerage charges) incurred by that Fund as a result of any improper investment made by the Adviser.

13.  Non-Exclusivity.  The Trust’s employment of the Adviser is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.  In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to any and all other Funds listed on Appendix A hereto, as the same may be amended.

14.  Term.  This Agreement shall become effective with respect to each Fund as of the corresponding effective date set forth in Appendix A, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect as to each Fund after such initial two-year period for additional periods not exceeding one (1) year so long as such continuation is approved with respect to such Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

15.  Termination.  This Agreement may be terminated by the Trust on behalf of any one or more of the Funds, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ prior written notice to the Adviser, and by the Adviser upon sixty (60) days’ prior written notice to a Fund.

16.  Termination by Assignment.  This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.

17.  Assignment.  This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged with respect to a Fund without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of such Fund.

18.  Confidentiality.  The Adviser agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

19.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

20.  Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

21.  Notice of Declaration of Trust.  The Adviser acknowledges and agrees that the Trust’s obligations under this Agreement with respect to any Fund shall be limited to the Fund and its respective assets, and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Funds.

22.  Names.  The Trust and the Adviser acknowledge and agree that the name “City National Rochdale” is the property of City National Bank.

23.  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

24.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

CITY NATIONAL ROCHDALE FUNDS INVESTMENT		CITY NATIONAL ROCHDALE LLC

By:	/s/ Anthony Sozio	By:	/s/ Kurt Hawkesworth
Name:	Anthony Sozio	Name:	Kurt Hawkesworth
Title:	Vice President	Title:	Chief Operating Officer

 CITY NATIONAL ROCHDALE FUNDS

APPENDIX A
 to the Amended and Restated Investment Management Agreement

The provisions of the Amended and Restated Investment Management Agreement between the Trust and the Adviser apply to the following series of the Trust:

Fund	Effective Date
City National Rochdale Government Money Market Fund	April 1, 1999
City National Rochdale Prime Money Market Fund	April 1, 1999
City National Rochdale California Tax Exempt Money Market Fund	April 1, 1999
City National Rochdale Limited Maturity Fixed Income Fund	October 1, 2005
City National Rochdale Government Bond Fund	December 9, 1999
City National Rochdale Corporate Bond Fund	December 9, 1999
City National Rochdale California Tax Exempt Bond Fund	December 9, 1999
City National Rochdale Municipal High Income Fund	December 30, 2013
City National Rochdale High Yield Bond Fund	December 9, 1999
City National Rochdale Intermediate Fixed Income Fund	March 28, 2013
City National Rochdale Fixed Income Opportunities Fund	March 28, 2013
City National Rochdale Multi-Asset Fund	May 1, 2010
City National Rochdale Dividend & Income Fund	March 28, 2013
City National Rochdale U.S. Core Equity Fund	August 30, 2012
City National Rochdale Socially Responsible Equity Fund	October 1, 2005
City National Rochdale Emerging Markets Fund	March 28, 2013

Dated as of: August 27, 2015

 CNI CHARTER FUNDS

APPENDIX B
 to the Amended and Restated Investment Management Agreement

Each Fund shall pay to the Adviser, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Amended and Restated Investment Management Agreement, a management fee based upon each Fund’s average daily net assets at the following per annum rates:

Fund	Fee
City National Rochdale Government Money Market Fund	0.26%
City National Rochdale Prime Money Market Fund	0.25%
City National Rochdale California Tax Exempt Money Market Fund	0.27%
City National Rochdale Limited Maturity Fixed Income Fund	0.50%
City National Rochdale Government Bond Fund	0.43%
City National Rochdale Corporate Bond Fund	0.40%
City National Rochdale California Tax Exempt Bond Fund	0.27%
City National Rochdale Municipal High Income Fund	0.45%
City National Rochdale High Yield Bond Fund	0.60%
City National Rochdale Intermediate Fixed Income Fund	0.40%
City National Rochdale Fixed Income Opportunities Fund	0.50%
City National Rochdale Multi-Asset Fund	0.50%
City National Rochdale Dividend & Income Fund	0.50%
City National Rochdale U.S. Core Equity Fund	0.40%
City National Rochdale Socially Responsible Equity Fund	0.75%
City National Rochdale Emerging Markets Fund	1.00%

Dated as of: August 27, 2105